                                                               First Coastal Corporation
                                                             Earnings Per Share Calculation

                                                                                                     Proforma
                                       Year Ended          Year Ended           Year Ended          Year Ended
                                   December 31, 1993    December 31, 1994    December 31, 1995   December 31, 1995
                                   --------------------------------------------------------------------------------

Net Income                               $747,851           ($8,901,655)          $1,660,437          $1,660,437

Weighted average shares outstanding       600,361               600,361              600,361             660,361
Shares issued in stock offering                --                    --                   --             750,000
                                   ---------------------------------------------------------------------------------
                                          600,361               600,361              600,361           1,350,361
                                   ---------------------------------------------------------------------------------
Earnings per share                          $1.25               ($14.83)               $2.77               $1.23
                                   =================================================================================

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                                                                  Exhibit 23.(a)




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